To ERHC Shareholders:

I want to take this opportunity to update the ERHC Energy family on the company’s activities over the past month. We appreciate the encouragement that the interim management has received from shareholders during the past month. Several of you have called in to express support and to offer useful suggestions on the management of your company. We are much obliged.

We’ve had a number of shareholders ask about the timeline for appointing a new chief executive officer. We understand the desire among shareholders to get new leadership in place and want to assure you that we share that desire.

ERHC Energy is a unique company and we are looking for individuals with an entrepreneurial spirit, international mindset, negotiating skills and the ability to manage complex relationships. We have been encouraged by the quality of candidates that have come to our attention and we greatly appreciate the involvement of our shareholders in recommending several candidates. When we have identified the right persons, we will introduce the new management team.

In the meantime, our normal business operations continue unabated under the guidance of interim management. You will recall, for instance, that we presented the financial report for the third quarter on time. Similarly, in other respects, ERHC Energy continues to meet its day-to-day obligations. As our public disclosures attest, the company has strengthened its financial standing through receipts accruing from the participation arrangements entered into with consortium partners on the JDZ interests.

Our last quarter’s financial report confirmed that ERHC’s general and administrative costs rose in the first six months of the year. This was due in part to increased activity with regard to management and exploitation of the JDZ interests. Legal costs arising from the U.S. government investigations of the Company also played a major role. ERHC Energy’s management continues to monitor these costs closely and to apply cost-control measures. Our fiscal year ends on September 30, 2006 and we have begun work on the year-end financial report, which is due in December 2006.

We continue to develop our relationships with our consortium partners in the JDZ Blocks, Addax Petroleum and Sinopec Corp. In September 2006, ERHC representatives will participate in meetings of the Operating Committee and the Technical Committee for each of the Blocks. We remain positive about the progress being made. According to Addax Petroleum, which has been designated the operator of Block 4 of the JDZ and has a participating interest in JDZ Blocks 2 and 3, seismic data acquired over each of the Blocks is presently being analyzed to delineate potential drilling locations. There are many contingencies that affect when exploratory drilling may commence. That is not unusual in operations of this nature and we will look to the operators to make the relevant announcements when the time is right.

In September 2006, representatives of ERHC will also participate in Management Committee meetings between the consortium partners and the Joint Development Authority (JDA). For those not familiar with the organization, the JDA is the authority set up by the governments of Nigeria and Sao Tome & Principe to manage the resources, including oil and gas, in the JDZ.

In advance of these meetings, I traveled to Nigeria for a courtesy visit with representatives of the JDA to introduce ERHC’s interim leadership. The meetings were positive and cordial. Our visit coincided with changes in the leadership of the JDA. In August 2006, the JDA announced the appointment of Ado Yakubu Wanka as the chairman of the JDA’s board for the next year. The JDA’s board is made up of four members, two each from Nigeria and Sao Tome & Principe. Each year, the chairmanship rotates between the two countries.

Looking ahead, ERHC’s long-term plan is to utilize cash flow from operations to implement a focused acquisition strategy, targeting a diversified portfolio of production and development projects and low- to medium-risk exploration properties. We intend to identify, acquire and explore prospects in which we discern a competitive advantage.

Again, thank you for your continued support and patience. We value our shareholders and remain committed to maintaining regular communication with all of our shareholders regarding ERHC’s activities and opportunities.

Sincerely,

Nicolae Luca
Acting Chief Executive Officer